EXHIBIT 1(a)


Jack Schwebel
Schwebel  Capital  Investments,  Inc.
10451 Mill Run Circle
Owings Mills, MD 21117

Dear Jack:

This letter, together with Schedules A,
B, C & D, constitutes our agreement (the "Agreement") between Noise Cancellation Technologies, Inc. ("NCT") and Schwebel Capital Investments, Inc. ("SCI") regarding the introduction by SCI of certain persons to NCT for the purpose of providing capital to NCT for a debenture sale by NCT (the "Financing") substantially in accordance with the term sheet attached hereto (the "Term Sheet").

1. NCT hereby appoints SCI and SCI hereby agrees to serve, as NCT's exclusive agent for the purpose of introducing to NCT persons, groups or entities (whether or not such persons, groups or entities were previously known to NCT or previously knew of NCT) that may provide up to $18,000,000 of capital to NCT in accordance with the terms described on Schedule A hereto, for the consideration described on Schedule B hereto. The term of this relationship shall last until 5:00 P.M. Eastern Standard Time on December 16, 1996 (the "Termination Date").

2. In pursing the activities contemplated under this Agreement, you and all agents, brokers and other dealers described in paragraph 4 below have not heretofore and will not hereafter engage in any Directed
Selling Effort as defined under Regulation S as promulgated under the United States Securities Act of 1933, as amended (respectively "Regulation S" and the "Act") or in any other activity in contravention of the provisions of Regulation S or the Act.

3. You will exercise your best efforts acting reasonably to provide introductions to arrange the Funds but assume no responsibility or liability if the Funds are not arranged before the Termination Date. If you fail to provide introductions to arrange the Funds before the Termination Date this Agreement and your rights hereunder shall become null and void and the parties shall be released from all obligations contracted for hereunder to the same extent as if this Agreement had not been executed.

4. You may,  at your own
expense, use the services of any agents, brokers or other dealers to assist in arranging the Funds. NCT will not, during the term of this agreement, directly arrange for funds with Alexander, Wescott and Company without the compensation to SCI, as agreed upon by the parties.

5. You, acting reasonably, will select an appropriate escrow agent to carry out the duties required of such in this transaction at no cost to NCT and NCT will sign an appropriate escrow agreement in that regard.

6. No modification, variation or amendment of this Agreement and no waiver of the performance of any of the responsibilities of any of the parties hereto shall be valid and binding unless such is set forth in writing and is signed by all parties.

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7. Time  shall be of the  essence in this Agreement,

8. Any notice, demand or other communication required or permitted to be given to any party to this Agreement shall be in writing and shall be:

     (i)   personally delivered to such; or

     (ii)  sent by facsimile  transmission or similar
method  of  communication,   charges  prepaid.

Any  notice,   demand  of  other Communication  given pursuant to
subparagraphs (i) and (ii) shall be sent to the intended   recipient
at  its  address  as  follows:

NCT:  Noise  Cancellation Technologies,  Inc.
1025 West Nursery Road
Linthicum,  Maryland 21090
Fax: (410)636-2141
Attention.  Stephen J. Fogarty
Chief Financial Officer

With a copy to:
Noise Cancellation Technologies,  Inc.
1 Dock Street
Stamford, Connecticut 06902
U.S.A.
Fax:  (203)  348-4106
Attention:  John B. Horton  General  Counsel

SCI:
Schwebel Capital Investments,  Inc.
10451 Mill Run Circle
Owings Mills, MD 21117
Fax: (410) 654-3319
Attention:  Jack Schwebel

With a copy to:
Gordon, Feinblatt,
Rothman,  Hoffberger and Hollander,  LLC.
Attorneys at Law
The Garrett Building
233  East  Redwood  Street
Baltimore,  MD  21202
U.S.A.
Fax:  (410)  576-4246
Attention:  Abba David  Poliakoff

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Any notice if delivered in accordance with  subparagraph (i), shall be deemed to have been received on the day of its delivery, and if sent in accordance with subparagraph (ii) above, shall be deemed to be received on the day following its transmission.

9. This Agreement constitutes and contains the entire and only agreement among the parties relating to the matters described herein and supersedes and cancels any and all previous arrangements and understandings between all or any of the parties relative hereto. Any and all prior and contemporaneous negotiations, memoranda or understanding or position, and preliminary drafts and prior versions of this Agreement, whether signed or unsigned, between the parties leading up to the execution hereof shall not be used by any party to construe the terms or affect the validity of this Agreement. There are no representations, inducements, promises, understandings, conditions or warranties express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

10. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and of the United States of America.

12. This agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and also this agreement may be exchanged between the parties by facsimile.

13. NCT shall indemnify and hold harmless SCI against any lawsuits, actions, proceedings, claims, damages, liabilities, costs and expenses, including attorneys' fees, expert fees, costs of investigation and preparation of any defense, and sums expended in settlement of any of the foregoing, arising out of, in connection with or relating to any action or omission of NCT in connection with any transaction entered into with or through SCI or Alexander, Wescott & Co., Inc. under this letter agreement including those arising out of any untrue or alleged untrue statement of a material fact. The obligations of NCT under this paragraph shall survive any termination of this letter agreement.

Kindly acknowledge your agreement with the foregoing by signing a copy of this letter in the space below and returning it to NCT as provided above.

Very truly yours,

NOISE CANCELLATION TECHNOLOGIES,  INC.

By:  /s/ STEPHEN J. FOGARTY
     Stephen J. Fogarty
     Senior Vice  President
     Chief  Financial Officer

Accepted and Agreed:

SCHWEBEL CAPITAL  INVESTMENTS,  INC.

By:  /s/ JACK SCHWEBEL
     Jack Schwebel
     President

Attached: Schedule A     Term Sheet
          Schedule B     Fees payable
          Schedule C     Representations & Warranties
          Schedule D     Additional Financing

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